Exhibit 99
The Lorain National Bank
401(k) Plan

Financial Report
December 31, 2007

The Lorain National Bank 401(k) Plan

Contents

Report Letter	1

Statement of Net Assets Available for Plan Benefits	2

Statement of Changes in Net Assets Available for Plan Benefits	3

Notes to Financial Statements	4-8

Schedule of Assets Held at End of Year	Schedule 1

Schedule of Reportable Transactions	Schedule 2

Report of Independent Registered Public Accounting Firm
To the Plan Administrator
The Lorain National Bank 401(k) Plan
We have audited the accompanying statement of net assets available for plan benefits of The Lorain National Bank 401(k) Plan (the “Plan”) as of December 31, 2007 and 2006 and the related statement of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for plan benefits of the Plan as of December 31, 2007 and 2006 and the changes in assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held as of December 31, 2007 and schedule of reportable transactions for the year ended December 31, 2007 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Plante & Moran, PLLC
Columbus, Ohio
June 17, 2008

The Lorain National Bank 401(k) Plan

Statement of Net Assets Available for Plan Benefits

	December 31
	2007	2006
Assets
Cash	$21,215	$6,711
Investments- At fair value (Notes 3 and 5)
Nonparticipant directed — Common stock — LNB Bancorp, Inc.	2,411,363	2,640,353

Participant directed:
Short-term cash investments	99,318	109,175
Common collective trust funds	3,362,979	2,730,002
Participant loans	133,746	100,548

Total investments	6,007,406	5,580,078

Contribution receivable	3,172	41,860
Interest receivable	4,673	—

Total assets	6,036,466	5,628,649

Liabilities — Other expense payable	(1,359)	—

Net Assets Available for Plan Benefits at Fair Value	6,035,107	5,628,649

Adjustment from Fair Value to Contract Value for Interest in Common Collective Trust Funds Relating to Fully Benefit-responsive Investment Contracts	13,916	2,661

Net Assets Available for Plan Benefits	$6,049,023	$5,631,310

See Notes to Financial Statements.

The Lorain National Bank 401(k) Plan

Statement of Changes in Net Assets Available for Plan Benefits

	Years Ended December 31
	2007	2006
Additions
Investment income (loss):
Dividends	$123,909	$114,224
Interest	13,895	3,876

Net depreciation in fair value of investments (Note 3)	(97,822)	(47,558)

Total investment income	39,982	70,542

Contributions:
Employer	278,614	270,923
Participants	745,848	779,213
Participant rollovers	133,655	55,188

Total contributions	1,158,117	1,105,324

Total additions	1,198,099	1,175,866

Deductions
Distributions to participants	(779,027)	(664,661)
Other expense	(1,359)	—

Net Increase in Assets Available for Benefits	417,713	511,205

Net Assets Available for Plan Benefits — January 1	5,631,310	5,120,105

Net Assets Available for Plan Benefits — December 31	$6,049,023	$5,631,310

See Notes to Financial Statements.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 1 — Description of Plan
The following is a general description of The Lorain National Bank 401(k) Plan (the “Plan”). Participants should refer to the plan agreement for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan sponsored by The Lorain National Bank (the “Bank”), a wholly owned subsidiary of LNB Bancorp, Inc. (the “Bancorp” or the “Corporation”), covering substantially all employees of the Bank and related Bancorp affiliates for which the Bank acts as common paymaster. An employee is eligible to participate in the Plan after the attainment of age 19 and completion of 90 days of service, as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Under the terms of the Plan, the Investment and Trust Services Division of the Bank acts as trustee for the Plan and, as such, manages a trust fund, which includes all of the Plan’s assets. The Plan stipulates that employer-matching contributions will be invested in LNB Bancorp, Inc. common stock.
Contributions — The Plan allows participants to make pretax contributions up to the maximum dollar limits set by the IRS. Based on number of hours worked or paid, certain participants in the Plan are eligible to receive employer contributions. Each year the employer will make a matching contribution to the Plan equal to 50 percent of the employee’s salary reduction election but limited to 3.0 percent of the employee’s annual compensation.
Employee contributions are invested according to participant investment elections for pretax contributions. If an employee has not made investment elections, the employee contributions will be invested in the State Street Global Advisors’ Moderate Strategic

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
Balanced SL Fund (Growth & Income Asset Allocation Fund). Employer contributions are not participant-directed and are invested in LNB Bancorp, Inc. common stock.
To receive an employer contribution, a participant must participate in the plan. A participant’s account also receives the employer contribution for the year in which the participant retires, become disabled, or dies.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 1 — Description of Plan (Continued)
Participant Accounts — Each participant’s account is credited with the participant’s contribution and the Bank’s contribution, and an allocation of plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Forfeitures — At December 31, 2007 and 2006, there were no outstanding forfeited nonvested accounts. Forfeitures are used to reduce future employer contributions.
Vesting — Participants are immediately vested in their voluntary contribution and the employer’s match for the current plan year plus any earnings accrued thereon.
Payment of Benefits — Upon termination of service, the vested amount of the Bank’s contributions and earnings thereon is paid at the election of the participant in cash. Participants can elect to receive their voluntary contributions and earnings thereon in a single lump-sum cash payment or in substantially equal installments over a period of not more than the assumed life expectancy of the participant and the participant’s beneficiary.
Withdrawals — Aside from normal retirement distributions, in-service withdrawals relative to the pre-2000 after-tax savings and company match may be withdrawn at any time. In accordance with plan provisions, pretax savings may also be withdrawn for reasons of extreme financial hardship as defined under federal law. An employee can make only one withdrawal in any 12-month period, relative to the Stock Purchase Plan provision, of pre-2000 after-tax dollars and employer match.
Participant Loans — Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
$50,000 or 50 percent of their account balance, whichever is less. The loans are secured by the balance in the participant’s account and are charged a rate of interest commensurate with local prevailing rates as determined by the plan administrator. Principal and interest are paid ratably through biweekly payroll deductions.
Termination — Although the Plan has not expressed the intent to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of a plan termination, participants will become 100 percent vested in their accounts.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 2 — Significant Accounting Policies
Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value, except for its common collective trust fund investment, which is valued at contract value. Contract value represents investments at cost plus accrued interest income less amounts withdrawn to pay benefits. The fair value of the common collective trust fund is based on discounting the related cash flows of the underlying guaranteed investment contracts based on current yields of similar instruments with comparable durations. The interest-bearing cash and participant loans are valued at their outstanding balances, which approximates fair value. All other investments are valued based on quoted market prices.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.
Administrative Expenses — The administrative expenses of the Plan are paid by the Bank.
Benefit Payments — Benefits are recorded when paid.
Risks and Uncertainties — The Plan provides for various investment options including any combination of common collective trust funds, LNB Bancorp, Inc common stock, and other investment securities. The underlying investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participants’ individual account balances.
Concentration of Credit Risk — At December 31, 2007, approximately 40 percent of the Plan’s assets were invested in LNB Bancorp, Inc. common stock.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 2 — Significant Accounting Policies (Continued)
Change in Presentation — In December 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position AAG INV-1 and SOP 94-1.1 (FSP), Reporting of Fully Benefit-responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined Contribution, Health and Welfare, and Pension Plans. This FSP requires investments in benefit-responsive investment contracts be presented at both fair value and contract value on the statement of net assets available for benefits. The result of the implementation of the FSP was to decrease investments and to increase the adjustments from fair value to contract value by $13,916 and $2,661 as of December 31, 2007 and 2006, respectively.
New Accounting Pronouncement — In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning after November 15, 2007. The Corporation is currently evaluating the impact, if any, of the provisions of SFAS 157 on the Plan’s financial statements.
Note 3 — Investments
The following table presents the fair value of investments that represented 5 percent or more of the Plan’s assets at December 31, 2007 and 2006.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006

	2007	2006

Common stock — LNB Bancorp, Inc. — 164,597 and 164,508 common shares in 2007 and 2006, respectively**	$2,411,363	$2,640,353
Common collective trust funds:
State Street Global Advisors Growth & Income Fund # 110	1,023,881	886,016
State Street Global Advisors S&P Mid-Cap Stock Fund # 500	546,768	447,883
State Street Global Advisors S&P 500 Stock Fund # 400	351,024	245,116
State Street Global Advisors Russell 2000 Stock Fund # 510	310,010	263,035

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 3 — Investments (Continued)
During the years ended December 31, 2007 and 2006, the Plan’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows:

	2007	2006

Common stock — LNB Bancorp, Inc.**	$(246,814)	$(305,441)
Common collective trust funds	148,992	257,883

Total	$(97,822)	$(47,558)

**	Nonparticipant directed
Note 4 — Federal Income Taxes
The Internal Revenue Service issued its latest determination letter on January 27, 2003, which stated that the Plan and underlying trust, as designed, qualify under the applicable provisions of the Internal Revenue Code. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Internal Revenue Code.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 5 — Party-in-interest Transactions
The following is a summary of transactions in common stock of LNB Bancorp, Inc., 100 percent owner of the Bank, during the years ended December 31, 2007 and 2006:

	Number
	of Shares	Fair Value

Balance at December 31, 2005	145,644	$2,614,312

Purchases	38,900	691,263
Distributions	(20,036)	(359,781)
Net depreciation	—	(305,441)

Balance at December 31, 2006	164,508	2,640,353

Purchases	28,237	429,565
Rollovers received in-kind	1,038	16,629
Sales	(28,688)	(420,641)
Distributions in-kind	(498)	(7,729)
Net depreciation	—	(246,814)

Balance at December 31, 2007	164,597	$2,411,363

Note 6 — Assets Available for Distribution to Participants
The following is a summary of the assets available for distribution to participants as of December 31, 2007 and 2006:

	2007	2006
Assets payable to terminated participants	$876,329	$919,900
Assets available for continuing participants	5,172,694	4,711,410

Total	$6,049,023	$5,631,310

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2007 and 2006
Note 7 — Plan Merger
Effective December 31, 2007, the Lorain National Bank Employee Stock Ownership Plan, a plan sponsored by the Company, and the Morgan Bank 401(k) Plan were merged with the Plan. However, the merged plans’ assets were not transferred into the Plan until April 2008, and thus not included in these financial statements.
Note 8 — Reconciliation to Form 5500
The net assets on the financial statements differ from the net assets on Form 5500 due to a common collective trust fund being recorded at contract value on the financial statements and at fair value on Form 5500. The net assets on the financial statements were lower than Form 5500 at December 31, 2007 and 2006 by $13,916 and $2,661, respectively. Additionally, the investment income on the Form 5500 for the year ended December 31, 2007 is higher by $13,916.

The Lorain National Bank 401(k) Plan

Schedule of Assets Held at End of Year
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan No. 003
December 31, 2007

	(c)
(a)(b)	Description of Investment, Including		(e)
Identity of Issuer, Borrower,	Maturity Date, Rate of Interest,	(d)	Current
Lessor, or Similar Party	Collateral, Par, or Maturity Value	Cost	Value

LNB Bancorp, Inc.*	Common stock — 164,597 shares	$2,090,382	$2,411,363

State Street Global Advisors	Short Term Investment Fund #200	**	99,318

Lorain National Bank 401(k) Plan	Participant loans bearing interest at 4.75% to 9.25%	**	133,746

	Common collective trust funds:
State Street Global Advisors	Aggregate Bond Index Fund #310	**	4,876
State Street Global Advisors	Growth Fund #120	**	215,263
State Street Global Advisors	Growth & Income Fund #110	**	1,023,881
State Street Global Advisors	Income Plus Fund #100	**	81,749
State Street Global Advisors	International Stock Fund #600	**	125,642
State Street Global Advisors	Long Treasury Index Fund #300	**	74,515
State Street Global Advisors	Nasdaq 100 Stock Fund #520	**	119,765
State Street Global Advisors	Russell 2000 Stock Fund #510	**	310,010
State Street Global Advisors	S&P 500 Stock Fund #400	**	351,024
State Street Global Advisors	S&P Growth Stock Fund #420	**	164,393
State Street Global Advisors	S&P Mid-Cap Stock Fund #500	**	546,768
State Street Global Advisors	S&P Value Stock Fund #410	**	157,736
State Street Global Advisors	Stable Value Fund #210	**	161,627
State Street Global Advisors	US REIT Index Fund #530	**	25,730

	Total investments		$6,007,406

*	Party-in-interest

**	Cost information not required
Schedule 1

The Lorain National Bank 401(k) Plan

Schedule of Reportable Transactions
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan 003
Year Ended December 31, 2007

	(b)				(f)		(h)
	Description of Asset (Including	(c)	(d)	(e)	Expense	(g)	Current Value of	(i)
(a)	Interest Rate and Maturity	Purchase	Selling	Lease	Incurred with	Cost of	Asset on	Realized Net
Identity of Party Involved	in Case of a Loan)	Price	Price	Rental	Transaction	Asset	Transaction Date	Gain (Loss)

A series of transactions (Category(iii)) that in the aggregateamount to more than 5 percent of the beginning value of plan assets:

LNB Bancorp, Inc.*	LNB Bancorp, Inc. common stock:
	Purchases (34)	$429,565	$—	$—	$—	$429,565	$429,565	$—
	Rollovers received in kind (1)	16,629	—	—	—	16,629	16,629	—
	Sales (58)	—	420,641	—	—	506,960	420,641	(86,319)
	Distributions in kind (4)	—	7,729	—	—	8,943	7,729	(1,214)

*	party-in-interest
Schedule 2